EXHIBIT A


                      CALIFORNIA INVESTMENT FUND, LLC
                       550 West C Street, 10th Floor
                            San Diego, CA 92101

                              November 3, 2000


CONFIDENTIAL
------------

The Board of Directors of Dynex Capital, Inc.
c/o Thomas H. Potts
President
Dynex Capital, Inc.
4551 Cox Road, Suite 300
Glen Allen, VA  23060

                          Re: Dynex Capital, Inc.
                              -------------------

Gentlemen:

     Reference is hereby made to that certain letter of intent, dated September 29, 2000, between California Investment Fund, LLC ("CIF") and Dynex Capital, Inc. ("Dynex"), as amended by that certain letter agreement, dated October 22, 2000, between CIF and Dynex and by that certain letter agreement, dated October 27, 2000 between CIF and Dynex (as amended, the "Letter of Intent"). Each of CIF and Dynex agrees that (i) the Letter of Intent is hereby amended to extend the "No-Shop Period" thereunder until November 10, 2000 and (ii) the provisions of the Letter of Intent (including, without limitation, the obligations of the parties under Sections 1 and 6), as amended by the terms of this letter, remain in full force and effect.

                                   Very truly yours,

                                   CALIFORNIA INVESTMENT FUND, LLC


                                   By:/s/ Michael R. Kelly
                                      ---------------------------
                                      Name: Michael R. Kelly

                                      Agreed to and accepted November 6, 2000.


Agreed to and Accepted this
3rd day of November, 2000

DYNEX CAPITAL, INC.


By: /s/ Thomas H. Potts
    -------------------------
    Name:  Thomas H. Potts
    Title: President